Exhibit 99.1

Bottomline Technologies Reports Second Quarter Results

Record Subscription and Transaction Revenue Highlights Second Quarter

PORTSMOUTH, N.H. – January 29, 2015 – Bottomline Technologies (NASDAQ: EPAY), a leading provider of cloud-based payment, invoice and digital banking solutions, today reported financial results for the second quarter ended December 31, 2014.

Revenues for the second quarter were $82.2 million, an increase of $8.8 million, or 12%, from the second quarter of last year. Subscription and transaction revenues, which are primarily related to the company’s cloud platforms, increased 23% from the second quarter of last year to $42.9 million.

Gross margin for the second quarter was $48.1 million, an increase of $7.1 million from the second quarter of last year. Net loss for the second quarter was $2.0 million. Net loss per share was $0.05 in the second quarter compared to $0.20 in the second quarter of last year.

Core net income for the second quarter was $15.4 million. Core net income excludes acquisition and integration-related expenses (including amortization of intangible assets) of $8.3 million, equity-based compensation of $6.1 million and non-cash interest expense of $3.0 million associated with our convertible notes. Core earnings per share was $0.41 in the second quarter compared to $0.28 in the second quarter of last year.

“We had a strong second quarter with record setting revenue, subscription and transaction revenue and other key metrics” said Rob Eberle, President and CEO of Bottomline Technologies. “Our results for the quarter confirm our strategic direction and plan. The investments we are making across key product sets will further extend our competitive advantage and expand our market opportunity. Our growing customer base, increased revenue opportunities and focus on delivering innovative, market-leading solutions, including our recently announced cyber fraud and risk management platform, position us well for continued future growth.”

Revenues for the six months ended December 31, 2014 increased 16% to $163.6 million as compared with $140.7 million last year. Subscription and transaction revenues increased 26% to $83.7 million in the six months ended December 31, 2014. Net loss for the six months ended December 31, 2014 was $5.2 million. Net loss per share was $0.14 for the six months ended December 31, 2014 compared to $0.37 for the six months ended December 31, 2013.

Core net income for the six months ended December 31, 2014 was $29.4 million. Core net income excludes acquisition and integration-related expenses (including amortization of intangible assets) of $15.9 million, equity-based compensation of $12.4 million, restructuring expenses of $0.3 million and non-cash interest expense of $6.0 million associated with our convertible notes. Core earnings per share was $0.77 for the six months ended December 31, 2014 compared to $0.55 for the six months ended December 31, 2013.

Second Quarter Customer Highlights

•	Selected by sixteen institutions to provide Paymode-X, Bottomline’s leading cloud-based payments automation platform.

•	Chosen by eight leading organizations, including RSUI Group, Inc. and Germania Insurance Company, to provide Bottomline’s cloud-based legal spend management solutions to automate, manage and control their legal spend.

•	Signed eleven new Digital Banking deals, enabling the banks to improve their digital presence and increase customer acquisition through digital channels.

•	Leading institutions, such as Shelter Insurance Company, John Muir Physician Network, and Steria Ltd, chose Bottomline’s payment automation solutions to extend their payments capabilities and improve efficiencies.

•	Companies such as London Stock Exchange and British Telecom selected Bottomline’s Financial Messaging solution to improve operating efficiencies and optimize the effectiveness of their financial transactions by utilizing the SWIFT global network.

Second Quarter Strategic Corporate Highlights

•	Named a member of the FinTech Forward 100 list of the leading financial technology providers in the world. The company was also recognized as one of the top 10 digital service companies within the FinTech Forward list.

•	Appointed Ken D’Amato to the company’s Board of Directors. Mr. D’Amato is currently the Chief Administrative Officer and Managing Director, Global Equity and Fixed Income, at Manulife Asset Management.

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Non-GAAP Financial Measures

We have presented supplemental non-GAAP financial measures as part of this earnings release. The presentation of this non-GAAP financial information should not be considered in isolation from, or as a substitute for, our financial results presented in accordance with GAAP. Core net income and core earnings per share are non-GAAP financial measures. Our non-GAAP financial measures exclude certain items, specifically amortization of intangible assets, impairment losses on equity investments, equity-based compensation, acquisition and integration-related expenses (including acquisition-related earn-outs), restructuring related costs, non-cash pension expenses, non-core charges associated with our convertible notes and other non-core or non-recurring gains or losses that arise from time to time. Non-core charges associated with our convertible notes consist of non-cash interest expense. Acquisition and integration-related expenses include legal and professional fees and other direct transaction costs associated with our business and asset acquisitions, costs associated with integrating acquired businesses, including costs for transitional employees or services, integration related professional services costs and other incremental charges we incur as a direct result of our acquisition and integration efforts. We believe that these supplemental non-GAAP financial measures are useful to investors because they allow for an evaluation of the company with a focus on the performance of its core operations, including more meaningful comparisons of financial results to historical periods and to the financial results of less acquisitive peer and competitor companies. Our executive management team uses these same non-GAAP financial measures internally to assess the ongoing performance of the company. Additionally, the same non-GAAP information is used for planning purposes, including the preparation of operating budgets and in communications with our board of directors with respect to our core financial performance. Since this information is not a GAAP measurement of financial performance, there are material limitations to its usefulness on a stand-alone basis, including the lack of comparability of this presentation to the GAAP financial results of other companies. In computing diluted core earnings per share, we exclude the effect of shares issuable under our convertible notes to the extent that any such dilution would be offset by our note hedges; the note hedges would be considered an anti-dilutive security under GAAP. A reconciliation of the GAAP results to the non-GAAP results for the three and six months ended December 31, 2014 and 2013 is as follows:

	Three Months Ended December 31,		Six Months Ended December 31,
	(in thousands)		(in thousands)
	2014	2013	2014	2013
GAAP net loss	$(1,962)	$(7,265)	$(5,230)	$(13,313)
Amortization of intangible assets	7,000	8,174	14,184	13,879
Equity-based compensation	6,098	5,535	12,429	10,567
Acquisition and integration-related expenses	1,280	903	1,707	3,573
Restructuring expenses (benefit)	(14)	(10)	272	45
Non-cash pension expense	24	151	21	151
Non-cash interest expense	3,012	2,827	5,977	5,608

Core net income	$15,438	$10,315	$29,360	$20,510

GAAP diluted shares	37,996	37,911	38,033	37,491
Impact of note hedges	—	(455)	—	(227)

Core diluted shares	37,996	37,456	38,033	37,264

About Bottomline Technologies

Bottomline Technologies (NASDAQ: EPAY) powers mission-critical business transactions. We help our customers optimize financially-oriented operations and build deeper customer and partner relationships by providing a trusted and easy-to-use set of cloud-based digital banking, fraud prevention, payment, financial document, insurance, and healthcare solutions. Over 10,000 corporations, financial institutions, and banks benefit from Bottomline solutions. Headquartered in the United States, Bottomline also maintains offices in Europe and Asia-Pacific. For more information, visit www.bottomline.com.

Bottomline Technologies, Paymode-X and the BT logo are trademarks of Bottomline Technologies (de), Inc. which are registered in certain jurisdictions. All other brand/product names are trademarks of their respective holders.

Cautionary Language

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements reflecting our expectations about our ability to execute on our growth plans. Any statements that are not statements of historical fact (including but not limited to statements containing the words “believes,” “plans,” “anticipates,” “expects,” “look forward”, “confident”, “estimates” and similar expressions) should be considered to be forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors including, among others, competition, market demand, technological change, strategic relationships, recent acquisitions, international operations and general economic conditions. For additional discussion of factors that could impact Bottomline Technologies’ operational and financial results, refer to our Form 10-K for the fiscal year ended June 30, 2014 and any subsequently filed Form 10-Q’s and Form 8-K’s or amendments thereto. Any forward-looking statements represent our views only as of today and should not be relied upon as representing our views as of any subsequent date. We do not assume any obligation to update any forward-looking statements.

Media Contact:

Kevin Donovan

Bottomline Technologies

603-501-5240

kdonovan@bottomline.com

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended
	December 31,
	2014	2013
Revenues:
Subscriptions and transactions	$42,865	$34,845
Software licenses	5,423	5,463
Service and maintenance	32,180	31,369
Other	1,757	1,728

Total revenues	82,225	73,405

Cost of revenues:
Subscriptions and transactions	19,789	16,754
Software licenses	372	392
Service and maintenance	12,688	13,973
Other	1,264	1,285

Total cost of revenues	34,113	32,404

Gross profit	48,112	41,001

Operating expenses:
Sales and marketing	19,545	18,024
Product development and engineering	11,030	9,271
General and administrative	8,803	8,124
Amortization of intangible assets	7,000	8,174

Total operating expenses	46,378	43,593

Income (loss) from operations	1,734	(2,592)

Other expense, net	(3,587)	(3,391)

Loss before income taxes	(1,853)	(5,983)
Provision for income taxes	109	1,282

Net loss	$(1,962)	$(7,265)

Basic and diluted net loss per share	$(0.05)	$(0.20)

Shares used in computing basic and diluted net loss per share:	37,759	36,667

Core net income (excludes amortization of intangible assets, acquisition and integration-related expenses, restructuring benefit, equity-based compensation expense, non-core charges associated with our convertible notes and other non-core items):(1)

Core net income	$15,438	$10,315

Diluted core net income per share(2)	$0.41	$0.28

1)	Core net income excludes charges for amortization of intangible assets of $7,000 and $8,174, acquisition and integration-related expenses of $1,280 and $903, restructuring benefit of $14 and $10, equity-based compensation of $6,098 and $5,535, non-cash pension expense of $24 and $151 and non-core charges associated with our convertible notes of $3,012 and $2,827 for the three months ended December 31, 2014 and 2013, respectively.
2)	Shares used in computing diluted core earnings per share were 37,996 and 37,456 for the three months ended December 31, 2014 and 2013, respectively. In computing diluted core earnings per share, we exclude the effect of shares issuable under our convertible notes to the extent that any such dilution would be offset by our note hedges; the note hedges would be considered an anti-dilutive security under GAAP.

Bottomline Technologies

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Six Months Ended
	December 31,
	2014	2013
Revenues:
Subscriptions and transactions	$83,736	$66,394
Software licenses	11,081	10,201
Service and maintenance	65,140	60,691
Other	3,611	3,368

Total revenues	163,568	140,654

Cost of revenues:
Subscriptions and transactions	39,117	32,098
Software licenses	767	758
Service and maintenance	25,972	26,492
Other	2,570	2,511

Total cost of revenues	68,426	61,859

Gross profit	95,142	78,795

Operating expenses:
Sales and marketing	38,747	34,266
Product development and engineering	22,711	17,678
General and administrative	17,080	16,610
Amortization of intangible assets	14,184	13,879

Total operating expenses	92,722	82,433

Income (loss) from operations	2,420	(3,638)

Other expense, net	(7,234)	(7,431)

Loss before income taxes	(4,814)	(11,069)
Provision for income taxes	416	2,244

Net loss	(5,230)	(13,313)

Basic and diluted net loss per share	$(0.14)	$(0.37)

Shares used in computing basic and diluted net loss per share:	37,703	36,441

Core net income (excludes amortization of intangible assets, acquisition and integration-related expenses, restructuring expenses, equity-based compensation expense, non-cash pension expense and non-core charges associated with our convertible notes):(1)

Core net income	$29,360	$20,510

Diluted core net income per share(2)	$0.77	$0.55

1)	Core net income excludes charges for amortization of intangible assets of $14,184 and $13,879, acquisition and integration-related expenses of $1,707 and $3,573, restructuring expenses of $272 and $45, equity-based compensation of $12,429 and $10,567, non-cash pension expense of $21 and $151 and non-core charges associated with our convertible notes of $5,977 and $5,608 for the six months ended December 31, 2014 and 2013, respectively.
2)	Shares used in computing diluted core earnings per share were 38,033 and 37,264 for the six months ended December 31, 2014 and 2013, respectively. In computing diluted core earnings per share, we exclude the effect of shares issuable under our convertible notes to the extent that any such dilution would be offset by our note hedges; the note hedges would be considered an anti-dilutive security under GAAP.

Bottomline Technologies

Unaudited Condensed Consolidated Balance Sheets

(in thousands)

	December 31,	June 30,
	2014	2014

Assets
Current assets:
Cash, cash equivalents and marketable securities	$187,283	$191,478
Accounts receivable	56,589	61,064
Other current assets	25,340	28,238

Total current assets	269,212	280,780

Property and equipment, net	39,276	35,901
Goodwill and intangible assets, net	341,433	372,495
Other assets	10,009	11,167

Total assets	$659,930	$700,343

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$11,158	$16,283
Accrued expenses	21,686	25,542
Deferred revenue	57,948	66,571

Total current liabilities	90,792	108,396

Convertible senior notes	154,180	148,795
Deferred revenue, non-current	16,040	15,997
Deferred income taxes	21,691	23,537
Other liabilities	13,348	16,192

Total liabilities	296,051	312,917

Stockholders’ equity
Common stock	40	39
Additional paid-in-capital	543,761	530,377
Accumulated other comprehensive income (loss)	(15,235)	6,816
Treasury stock	(30,230)	(20,579)
Accumulated deficit	(134,457)	(129,227)

Total stockholders’ equity	363,879	387,426

Total liabilities and stockholders’ equity	$659,930	$700,343